Exhibit 99.1

CytomX Therapeutics Announces Third Quarter 2018 Financial Results

-	ESMO Presentations Support CX-072 Product Profile and Probody™ Proof-of-Concept -
-	Advancement of Clinical Stage Probody Drug Conjugate Programs, CX-2009 and CX-2029 -
-	CX-188 IND Filing Marks Fifth Probody Therapeutic to Advance in Clinical Development -

-	Company to Host a Conference Call Today at 5:00pm EST / 2:00pm PST-

SOUTH SAN FRANCISCO, Calif., November 6, 2018 – CytomX Therapeutics, Inc. (Nasdaq: CTMX), a clinical-stage, oncology-focused biopharmaceutical company pioneering a novel class of investigational antibody therapeutics based on its Probody™ therapeutic technology platform, today reported third quarter 2018 financial results.

As of September 30, 2018, CytomX had cash, cash equivalents and short-term investments of $464.6 million.

“During the third quarter, CytomX made broad progress across our highly innovative pipeline of Probody therapeutics,” said Sean McCarthy D.Phil., president and chief executive officer. “CX-072, our lead PD-L1 Probody drug candidate, continues to advance in the clinic, as evidenced by our presentations at ESMO that reinforce the encouraging safety and clinical activity profiles of CX-072 as both a monotherapy and in combination with ipilimumab. These clinical data also provide further proof-of-concept for our unique platform. During the quarter, we also initiated a clinical trial for CX-2029, a CD71-directed Probody drug conjugate partnered with AbbVie, continued to advance CX-2009, our PDC targeting CD166, and recently filed an IND for CX-188, our Probody therapeutic targeting PD-1. The ongoing translation of our novel science into the clinic is exciting to see.”

Business Highlights and Recent Developments

PROCLAIM-CX-072 (PD-L1 Probody Therapeutic) Clinical Program

•	CX-072 is a potentially best in class Probody therapeutic targeting PD-L1, a clinically- and commercially-validated anti-cancer target.
•

CytomX presented updated interim clinical data from two arms of the Phase 1/2 PROCLAIM-CX-072 program with a data cutoff of August 3, 2018 at the 2018 European Society of Medical Oncology (ESMO) Annual Meeting.

o

CX-072 monotherapy was studied in PD-L1/PD-1 inhibitor naïve patients with advanced unresectable solid tumors or lymphomas for which no PD-L1 or PD-1 inhibitor was approved or available for their disease (Parts A and A2).

▪	The Maximum Tolerated Dose (MTD) was not reached.
▪	Of the 46 patients treated, Grade 3/4 treatment-related adverse events (TRAE) were reported in five patients (11%) and Grade 3/4 immune-related adverse events (irAEs) were observed in 3 patients (7%).
▪

Of the 18 patients treated at doses of 3 mg/kg or above, 3 (17%) achieved an objective response with 1 confirmed and ongoing partial response (PR) and 2 unconfirmed PRs observed. Stable disease was observed in 8 patients (44%) for an overall Disease Control Rate (DCR) of 61%.

o

CX-072 in combination with Yervoy® (ipilimumab) was studied in patients with advanced unresectable solid tumors or lymphomas for which no PD-L1 or PD-1 inhibitor was approved or available for their disease (Part B).

▪	Of the 20 patients treated, Grade 3/4 TRAEs were reported in four patients (20%) and Grade 3/4 immune-related adverse events (irAEs) were reported in 2 patients (10%).
▪

Of the 14 patients treated with 3 mg/kg of ipilimumab and 0.3 – 10 mg/kg of CX-072, 3 (21%) achieved an objective response with 1 confirmed complete response (CR), and 2 confirmed PRs observed.  Stable disease was observed in 21% of patients for an overall DCR of 43%.

•	CytomX continues to enroll and dose patients in monotherapy expansion cohorts in 8 undisclosed tumor types at the dose of 10mg/kg (Part D). Initial clinical data from Part D is expected in 2019.
•	CytomX continues to enroll and dose patients in a combination trial of CX-072 plus Zelboraf® (vemurafenib) in patients with V600E BRAF-positive melanoma (Part C).
•

CytomX will be presenting clinical translational data from Part A2 of the CX-072 monotherapy trial later this week as a poster and in a rapid-fire oral presentation at the 33rd Annual Meeting of The Society for Immunotherapy of Cancer (SITC).

o

The Company will be hosting an Analyst and Investor event on Saturday, November 10th at SITC that will be webcast. Webcast details can be found under the Investor and News section of the Company’s website at www.CytomX.com.

PROCLAIM-CX-2009 (CD166 Probody Drug Conjugate) Clinical Program

•	CX-2009 is a first in class Probody drug conjugate (PDC) that targets CD166, a broadly and highly expressed tumor antigen.
o	In the second quarter of 2017, CytomX initiated the PROCLAIM-CX-2009 Phase 1/2 clinical program to evaluate the safety and preliminary anti-tumor efficacy of CX-2009.

o	Part A (monotherapy dose escalation) was initiated at a dose of 0.25 mg/kg with an anticipated top dose of 6 mg/kg. As of November 2, 2018, the enrolling dose level was 10 mg/kg.
o

Part A2, was initiated in the second quarter of 2018. In Part A2, patients with CD166+++ expressing tumors are enrolled to receive CX-2009 at doses of 4 mg/kg and above already cleared in Part A (6 patients per dosing cohort).  Biopsies are mandatory in A2.  As of November 2, 2018, patients were being enrolled in a 9 mg/kg dosing cohort.

•	CytomX anticipates providing a comprehensive update on the CX-2009 program in the first half of 2019 following the substantial completion of Parts A and A2.

CX-2029 (CD71 Probody Drug Conjugate) Clinical Program

•	CytomX, in collaboration with AbbVie, is advancing CX-2029, a CD71-directed PDC.
•	CytomX initiated Part A of the PROCLAIM-CX-2029 Phase 1/2 clinical program in July 2018.

CX-188 (PD-1 Probody Therapeutic) Preclinical Program

•	CytomX filed an Investigational New Drug (IND) application for CX-188 in October and expects to commence dose escalation studies following IND clearance from the U.S. Food and Drug Administration.

Financial Highlights

•	In July, CytomX completed an underwritten public offering of 5,867,347 common shares which resulted in net proceeds of $134.6 million to CytomX.

Third Quarter 2018 Financial Results

Cash, cash equivalents and short-term investments totaled $464.6 million as of September 30, 2018, compared to $374.1 million as of December 31, 2017.

Revenue was $12.5 million for the three months ended September 30, 2018, compared to $24.1 million for the three months ended September 30, 2017.  The decrease was primarily attributable to the recognition during the third quarter of 2017, in full in accordance with ASC 605, of $14.0 million in revenue (net of the associated sublicense fee of $1.0 million) related to the milestone payment from AbbVie after meeting certain milestones required to begin GLP toxicology studies under the collaboration agreement with AbbVie (“AbbVie CD71 Agreement”). This increase was partially offset by an increase in the third quarter of 2018 of $1.5 million in revenue resulting from the change in method of revenue recognition related to the AbbVie CD71 Agreement from straight-line under ASC 605 to percentage-of-completion under ASC 606 and an increase of $1.5 million in revenue related to the Amgen Collaboration and Licensing Agreement (“Amgen Agreement”) executed in September 2017.

Research and development expenses decreased by $1.4 million during the three months ended

September 30, 2018 compared to the corresponding period in 2017.  The decrease was primarily attributed to the recognition, during the third quarter of 2017, of $10.7 million of non-cash in-process research and development expense and $1.2 million of sublicense fee payable to the University of California, Santa Barbara, both as a result of the Amgen Agreement.  These amounts were partially offset by increases in the third quarter of 2018 of $3.2 million in personnel-related expenses and other allocated overhead expenses resulting from an increase in headcount, $2.7 million in lab contracts and services expenses primarily related to CX-2009 Phase 1/2 clinical development and $4.0 million in clinical trial expenses primarily related to CX-072, CX-2009 and CX-2029.

General and administrative expenses increased by $1.9 million during the three months ended September 30, 2018 compared to the corresponding period in 2017.  This increase was largely attributed to an increase of $2.1 million in personnel related expenses due to increases in headcount.

Conference Call and Webcast Information

CytomX management will host a conference call today at 5:00 p.m. ET.  Interested parties may access the live audio webcast of the teleconference through the Investor and News page of CytomX's website at http://ir.cytomx.com or by dialing (877) 809-6037 or (615) 247-0221 and using the passcode 9616738. A replay of the webcast will be available on the CytomX website from November 6, 2018 to November 13, 2018.

About CytomX Therapeutics

CytomX Therapeutics is a clinical-stage oncology-focused biopharmaceutical company pioneering a novel class of investigational antibody therapeutics based on its Probody™ therapeutic technology platform. Probody therapeutics are designed to exploit unique conditions of the tumor microenvironment to more effectively localize antibody binding and activity while limiting activity in healthy tissues. CytomX and its partners have four programs in the clinic.  The Company’s pipeline includes cancer immunotherapies against clinically-validated targets, including a PD-L1-targeting Probody therapeutic wholly owned by CytomX (CX-072), a PD-1-targeting Probody therapeutic wholly owned by CytomX (CX-188) and a CTLA-4-targeting Probody therapeutic partnered with Bristol Myers Squibb (BMS-986249). The pipeline also includes first-in-class Probody drug conjugates against highly attractive targets including a CD166-targeting Probody drug conjugate wholly owned by CytomX (CX-2009), and a CD71-targeting Probody drug conjugate partnered with AbbVie (CX-2029). CD166 and CD71 are among cancer targets that are considered to be inaccessible to conventional antibody drug conjugates due to their presence on many healthy tissues. In addition to its wholly owned programs, CytomX has strategic collaborations with AbbVie, Amgen, Bristol-Myers Squibb Company and ImmunoGen, Inc. For more information, visit www.cytomx.com.

CytomX Therapeutics Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential benefits, safety and efficacy of CytomX’s or any of its collaborative partners’ product candidates, administered separately or in combination, CytomX’s ability and the ability of its collaborative partners to develop and advance product candidates into and successfully complete clinical trials, including CytomX’s Phase 1/2 clinical trials of CX-072, CX-2009 and CX-2029, the timing of any future clinical trials to be initiated by CytomX or any of its collaborative partners, including a clinical trial for CX-188, CytomX’s expectations regarding the availability of clinical data, including data from the ongoing clinical trial of CX-2009, CytomX’s expectations with respect to its collaborations, and CytomX’s expectations regarding the timing of potential regulatory filings. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: three of CytomX’s product candidates under its Probody platform are in the initial stages of clinical development and its other product candidates are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties; the possibility that the results of early clinical trials may not be predictive of future results; the possibility that CytomX’s clinical trials will not be successful; CytomX’s dependence on the success of CX-072, CX-2009 and CX-2029; CytomX’s reliance on third parties for the manufacture of the company’s product candidates; and possible regulatory developments in the United States and foreign countries.  Projected net cash utilization and capital resources are subject to substantial risk of variance based on a wide variety of factors that can be difficult to predict.  Additional applicable risks and uncertainties include those relating to our preclinical research and development, clinical development, and other risks identified under the heading "Risk Factors" included in CytomX’s Quarterly Report on Form 10-Q filed with the SEC on November 6, 2018. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

CYTOMX THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue	$12,509	$23,662	$48,031	$43,121
Revenue from related party	—	482	—	1,429
Total revenue	12,509	24,144	48,031	44,550
Operating expenses:
Research and development	27,549	28,920	75,560	71,573
General and administrative	8,137	6,249	24,535	17,989
Total operating expenses	35,686	35,169	100,095	89,562
Loss from operations	(23,177)	(11,025)	(52,064)	(45,012)
Interest income	2,219	806	5,134	1,400
Other income (expense), net	29	(47)	(50)	(101)
Loss before provision for income taxes	(20,929)	(10,266)	(46,980)	(43,713)
Provision for (benefit from) income taxes	2,502	(19)	5,391	7
Net loss	$(23,431)	$(10,247)	$(52,371)	$(43,720)
Net loss per share, basic and diluted	$(0.53)	$(0.28)	$(1.29)	$(1.19)
Shares used to compute net loss per share, basic and diluted	43,917,510	36,947,129	40,528,105	36,757,119
Other comprehensive income (loss):
Changes in unrealized gains (losses) on short-term investments	(30)	49	(114)	(34)
Comprehensive loss	$(23,461)	$(10,198)	$(52,485)	$(43,754)

CYTOMX THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

	September 30,	December 31,
	2018	2017
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$259,753	$177,548
Short-term investments	204,809	196,562
Accounts receivable	56	10,139
Prepaid expenses and other current assets	7,890	4,352
Total current assets	472,508	388,601
Property and equipment, net	5,482	4,218
Intangible assets, net	1,495	1,604
Goodwill	949	949
Restricted cash	917	917
Other assets	1,375	1,355
Total assets	$482,726	$397,644
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$6,871	$4,205
Income tax payable	4,990	1
Accrued liabilities	21,416	16,382
Deferred revenue, current portion	52,997	40,559
Total current liabilities	86,274	61,147
Deferred revenue, net of current portion	236,365	264,704
Other long-term liabilities	2,426	1,897
Total liabilities	325,065	327,748
Commitments and contingencies
Stockholders' equity:
Convertible preferred stock, $0.00001 par value; 10,000,000 shares authorized and no shares issued and outstanding at September 30, 2018 and December 31, 2017.	—	—
Common stock, $0.00001 par value; 75,000,000 shares authorized; 44,997,279 and 38,478,560 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	1	1
Additional paid-in capital	440,616	289,454
Accumulated other comprehensive loss	(208)	(94)
Accumulated deficit	(282,748)	(219,465)
Total stockholders' equity	157,661	69,896
Total liabilities and stockholders' equity	$482,726	$397,644

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(1)	The condensed balance sheet as of December 31, 2017 was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

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Investor and Media Contact

CytomX Therapeutics

Christopher Keenan

VP, Investor Relations and Corporate Communications

ckeenan@cytomx.com

650-383-0823